CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 114 to the Registration Statement (Form N-1A, No. 2-11357) of Neuberger Berman Equity Funds, and to the incorporation by reference of our reports dated October 7, 2005 for Neuberger Berman Fasciano Fund, Neuberger Berman Focus Fund, Neuberger Berman Guardian Fund and Neuberger Berman Partners Fund (four of the series of Neuberger Berman Equity Funds) included in the August 31, 2005 Annual Reports to Shareholders of Neuberger Berman Equity Funds.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 23, 2006